EXHIBIT 99.1



                       Hallmark Financial Services, Inc.

  American Hallmark Insurance Group    *  Hallmark General Agency
  Phoenix Indemnity Insurance Company  *  Effective Claims Management, Inc.




                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.

                      Hallmark Announces COO Resignation


 FORT WORTH, Texas, (November 18, 2003) - Hallmark Financial Services, Inc., ("the Company") today announced the resignation of Timothy A. Bienek as President, Chief Operating Officer and member of the Board of Directors of the Company. Mr. Bienek's responsibilities will be assumed by Mark E. Schwarz, Chairman and Chief Executive Officer of the Company.

 "Mr. Bienek has made a decision to pursue a different opportunity. We wish him well in his future endeavors," said Mr. Schwarz. "The Company's businesses remain in the capable hands of our divisional Presidents who are delivering much improved performance against business plans developed this past year," Mr. Schwarz continued.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".


 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.


                 For further information, please contact:
        Scott K. Billings, Chief Financial Officer at 817.348.1600
                           www.hallmarkgrp.com
 ____________________________________________________________________________
 777 Main Street, Suite 1000   *   Fort Worth, Texas 76102   *   817-348-1600
                                                             Fax 817-348-1815